CORPORATE ACCESS NUMBER: 2015780774

Government of Alberta

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

AURINIA PHARMACEUTICALS INC.
AMENDED ITS ARTICLES ON 2020/06/15.

Name/Structure Change Alberta Corporation - Registration Statement

Alberta Amendment Date: 2020/06/15

Service Request Number:	33598118
Corporate Access Number:	2015780774
Business Number:	804796027
Legal Entity Name:	AURINIA PHARMACEUTICALS INC.
French Equivalent Name:	
Legal Entity Status:	Active
Alberta Corporation Type:	Named Alberta Corporation
New Legal Entity Name:	AURINIA PHARMACEUTICALS INC.
New French Equivalent Name:	
Nuans Number:	110145845
Nuans Date:	2013/09/13
French Nuans Number:	
French Nuans Date:	
Share Structure:	AN UNLIMITED NUMBER OF COMMON SHARES
Share Transfers Restrictions:	NONE
Number of Directors:	
Min Number Of Directors:	1
Max Number Of Directors:	20
Business Restricted To:	NONE
Business Restricted From:	NONE
Other Provisions:	SEE SCHEDULE
BCA Section/Subsection:	173(1)(N)
Professional Endorsement Provided:	
Future Dating Required:	

Annual Return

File Year	Date Filed
2020	2020/04/27
2019	2018/12/20
2018	2018/03/06

Attachment

Attachment Type	Microfilm Bar Code	Date Recorded
Other Rules or Provisions	ELECTRONIC	2011/01/01
Statutory Declaration	10000407108355038	2011/01/01
Consolidation, Split, Exchange	ELECTRONIC	2013/10/23
Other Rules or Provisions	ELECTRONIC	2020/06/15

Registration Authorized By: MELISSA M. SMITH
SOLICITOR

The Registrar of Corporations certifies that the information contained in this statement is an accurate reproduction of the data contained in the specified service request in the official public records of Corporate Registry.